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                                                                 EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Chesapeake Energy Corporation on Form S-8 (File Nos. 33-84256, 33-84258, 33-89282, 33-88196, 333-27525, 333-07255, 333-46129 and 333-48585), Form S-3
(File Nos. 333-04027 and 333-12533) and Form S-4 (File No. 333-48735) of our
report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earnings per share information in
Note 1, which is as of March 24, 1998, on our audit of the consolidated financial statements of Chesapeake Energy Corporation for the year ended June 30, 1995, which report is included in this Annual Report on Form 10-K.

PRICE WATERHOUSE LLP

Houston, Texas
March 31, 1998